As filed with the Securities and Exchange Commission on September 23, 2020.
Registration No. 333-248941

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ADC THERAPEUTICS SA
(Exact name of Registrant as specified in its charter)
Not Applicable
(Translation of Registrant’s name into English)
Switzerland	2834	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)
Biopôle
Route de la Corniche 3B
1066 Epalinges
Switzerland
+41 21 653 02 00
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

ADC Therapeutics America, Inc.
430 Mountain Avenue, 4th Floor
Murray Hill, NJ 07974
(908) 546-5556
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Deanna L. Kirkpatrick Yasin Keshvargar Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000	Dieter Gericke Benjamin Leisinger Homburger AG Hardstrasse 201 CH-8005 Zurich, Switzerland +41 43 222 10 00	Jacques Iffland Lenz & Staehelin Route de Chêne 30 CH-1211 Geneva 6, Switzerland +41 58 450 70 00	Divakar Gupta Richard C. Segal Alison A. Haggerty Cooley LLP 55 Hudson Yards New York, NY 10001 (212) 479-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-248941

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This Post-Effective Amendment No. 1 to the Registration Statement on Form F-1 (File No. 333-248941) is filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely to update Exhibits 5.1 and 23.2 to such Registration Statement. This Registration Statement shall become effective upon filing with the Commission in accordance with Rule 462(d) under the Securities Act.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8.          Exhibits and Financial Statement Schedules

Exhibits

The exhibit index attached hereto is incorporated herein by reference.

EXHIBIT INDEX

The following documents are filed as part of this registration statement:

1.1*	Form of Underwriting Agreement
3.1*	Articles of Association of ADC Therapeutics SA
5.1	Opinion of Homburger AG, Swiss counsel of ADC Therapeutics SA, as to the validity of the common shares
10.1*#
Second Amended and Restated License Agreement among ADC Products (UK) Limited, ADC Therapeutics SA and MedImmune Limited, dated May 9, 2016 (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form F-1 (File No. 333-237841), filed with the SEC on April 24, 2020)

10.2*#
Amendment #1 to the Second Amended and Restated License Agreement among ADC Products (UK) Limited, ADC Therapeutics SA and MedImmune Limited, dated September 19, 2018 (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form F-1 (File No. 333-237841), filed with the SEC on April 24, 2020)

10.3*#
Collaboration and License Agreement between ADC Therapeutics Sarl and Genmab A/S, dated June 14, 2013 (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form F-1 (File No. 333-237841), filed with the SEC on April 24, 2020)

10.4*#
Amendment to the Collaboration and License Agreement between ADC Therapeutics Sarl and Genmab A/S, dated November 20, 2013 (incorporated herein by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form F-1 (File No. 333-237841), filed with the SEC on April 24, 2020)

10.5*
Second Amendment to the Collaboration and License Agreement between ADC Therapeutics SA and Genmab A/S, dated April 16, 2020 (incorporated herein by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form F-1 (File No. 333-237841), filed with the SEC on April 24, 2020)

10.6*	Third Amendment to the Collaboration and License Agreement between ADC Therapeutics SA and Genmab A/S, dated August 10, 2020
10.7*
Lease Relating to Suite 5, 1st Floor, The Queen Mary BioEnterprises Innovation Centre between Queen Mary Bioenterprises Limited and ADC Therapeutics (UK) Limited, dated September 14, 2017 (incorporated herein by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form F-1 (File No. 333-237841), filed with the SEC on April 24, 2020)

10.8*
Lease Relating to Lab 11b, Suite 11 Write Up Space and Suite 12, 1st Floor, The Queen Mary BioEnterprises Innovation Centre between Queen Mary Bioenterprises Limited and ADC Therapeutics (UK) Limited, dated December 20, 2017 (incorporated herein by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form F-1 (File No. 333-237841), filed with the SEC on April 24, 2020)

10.9*
Counterpart Lease Relating to Suite 8, First Floor, The Queen Mary BioEnterprises Innovation Centre between Queen Mary Bioenterprises Limited and ADC Therapeutics (UK) Limited, dated July 9, 2018 (incorporated herein by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form F-1 (File No. 333-237841), filed with the SEC on April 24, 2020)

10.10*
Deed of Variation Relating to Lease of Suite 5, 1st Floor, The Queen Mary BioEnterprises Innovation Centre between Queen Mary Bioenterprises Limited and ADC Therapeutics (UK) Limited, dated July 1, 2019 (incorporated herein by reference to Exhibit 10.9 to the Registrant’s Registration Statement on Form F-1 (File No. 333-237841), filed with the SEC on April 24, 2020)

10.11*
Deed of Variation Relating to Lease of Lab 11b, Suite 11 Write Up Space and Suite 12, 1st Floor, The Queen Mary BioEnterprises Innovation Centre between Queen Mary Bioenterprises Limited and ADC Therapeutics (UK) Limited, dated July 1, 2019 (incorporated herein by reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form F-1 (File No. 333-237841), filed with the SEC on April 24, 2020)

10.12*
Deed of Variation Relating to Lease of Suite 8, First Floor, The Queen Mary BioEnterprises Innovation Centre between Queen Mary Bioenterprises Limited and ADC Therapeutics (UK) Limited, dated July 1, 2019 (incorporated herein by reference to Exhibit 10.11 to the Registrant’s Registration Statement on Form F-1 (File No. 333-237841), filed with the SEC on April 24, 2020)

10.13*
Form of Indemnity Agreement with directors and officers (incorporated herein by reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form F-1 (File No. 333-237841), filed with the SEC on April 24, 2020)

10.14*	2019 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.16 to the Registrant’s Registration Statement on Form F-1 (File No. 333-237841), filed with the SEC on April 24, 2020)
10.15*
Facility Agreement among ADC Therapeutics SA, the other Loan Parties party thereto, the Lenders and Deerfield Partners, L.P., as agent for itself and the Secured Parties thereto, dated April 24, 2020 (incorporated herein by reference to Exhibit 10.17 to the Registrant’s Registration Statement on Form F-1 (File No. 333-237841), filed with the SEC on April 27, 2020)

10.16*	Form of Senior Secured Convertible Note (incorporated herein by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K (File No. 001-39071), filed with the SEC on May 19, 2020)
10.17*	Registration Rights Agreement between ADC Therapeutics SA and Deerfield Partners, L.P. and Deerfield Private Design Fund IV, L.P., dated May 19, 2020
21.1*	List of subsidiaries
23.1*	Consent of PricewaterhouseCoopers SA
23.2	Consent of Homburger AG, Swiss counsel of ADC Therapeutics SA (included in Exhibit 5.1)
24.1*	Powers of attorney (included on signature page to the registration statement)

*	Previously filed as part of this Registration Statement on Form F-1 (Registration No. 333-248941) on September 21, 2020.
#	Portions of this exhibit have been omitted because they are both (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the municipality of Epalinges, Switzerland on September 23, 2020.

ADC THERAPEUTICS SA

By:	/s/ Christopher Martin
	Name:	Christopher Martin
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons on September 23, 2020 in the capacities indicated:

Name	Title

/s/ Christopher Martin	Chief Executive Officer and Director (principal executive officer)
Christopher Martin

/s/ Jennifer Creel	Chief Financial Officer (principal financial officer)
Jennifer Creel

/s/ Robert A. Schmidt	Corporate Controller and Chief Accounting Officer (principal accounting officer)
Robert A. Schmidt

*	Chairman of the Board of Directors
Ron Squarer

*	Vice Chairman of the Board of Directors
Michael Forer

*	Director
Peter B. Corr

*	Director
Stephen Evans-Freke

*	Director
Peter Hug

*	Director
Thomas Pfisterer

*	Director
Thomas M. Rinderknecht

*	Director
Tyrell J. Rivers

*	Director
Victor Sandor

*	Director
Jacques Theurillat

/s/ Jennifer Creel	Authorized Representative in the United States
Jennifer Creel
ADC Therapeutics America, Inc.

* By:	/s/ Jennifer Creel
Jennifer Creel
Attorney-in-Fact